Exhibit 10.24

EMPLOYMENT AGREEMENT AMENDMENT

Parties

AMENDMENT AGREEMENT made on this 1st day of January, 2019, to Employment Agreement dated the 1st day of September, 2018, between Kona Gold Solutions, Inc. (the "Company"), and Christopher Selinger (the “Individual”).

WHEREAS the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and

WHEREAS this Amendment, once executed by the Parties, shall be incorporated into the Agreement;

NOW THEREFORE, the Parties in consideration of the mutual promise set forth herein, hereby agree as follows:

Section 2.3 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“2.3. Salary and Benefits. The Individual shall be compensated in accordance with the Company's payment practices in force from time to time. The Individual will be entitled to vacations (at such time as shall not interfere with the Company's business needs), sick leaves and leaves of absence in accordance with the Company's general policies and practices governing the same in force from time to time, and will be eligible to participate in such plans for the benefit of officers or employees generally that the Company now has or institutes in the future during the Employment Period. Individual’s salary shall be Sixty-Five Thousand ($65,000.00 USD)/Per year with an increase to Seventy-Two ($72,000.00 USD)/Per year after six months of employment, and Ten Million (10,000,000) Restricted Common Shares of the Company.”

IN WITNESS WHEREOF, this Amendment Agreement has been duly executed and delivered by or on behalf of the parties hereto as of the first date above written.

COMPANY	INDIVIDUAL

Kona Gold Solutions, Inc.	Christopher Selinger

/s/ Robert Clark	/s/ Christopher Selinger
Signature	Signature